Exhibit 23

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Great Southern Bancorp, Inc.
Springfield, Missouri

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-156551 and 159840) and Form S-8 (Nos. 33-55832, 333-104930 and 333-106190) of our report dated March 24, 2010, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007.  We also consent to the incorporation by reference of our report dated March 24, 2010, on our audit of the internal control over financial reporting of Great Southern Bancorp, Inc. as of December 31, 2009, which report is included in the Annual Report on Form 10-K.

/s/BKD, LLP

Springfield, Missouri
March 24, 2010